Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made and entered into between H&R Block Management LLC, (“Block”) and Alan M. Bennett (“Bennett”), collectively, “the Parties.”

WHEREAS, pursuant to the terms of his Employment Agreement with Block dated August 12, 2010 (the “Employment Agreement”), Bennett has provided notice to Block of his termination of the Employment Agreement effective July 31, 2011; and

WHEREAS, Block has requested that Bennett: (i) provide transition services to Block from May 16, 2011 to July 31, 2011 (the “Transition Period”); and (ii) provide consulting services to Block from August 1, 2011 to July 31, 2012 (the “Consulting Period”); and

WHEREAS, Bennett has requested an amendment to the Employment Agreement; and

NOW THEREFORE, in consideration of the mutual promises, agreements, and releases contained in this Agreement, the Parties agree as follows:

A. Block’s Agreements

1. Transition Period. Block agrees that during the Transition Period, it will continue to pay Bennett his existing rate of salary of $950,000 per annum, less applicable withholdings and deductions, and continue to provide him with his existing health and other benefits, as specified under the terms of his Employment Agreement; provided, however, Bennett will not be eligible to participate in Block’s short-term and long-term incentive compensation programs for the fiscal year ending April 30, 2012.

2. Consulting Period. Block agrees that during the Consulting Period, it will pay Bennett a consulting fee of $15,000 per month, plus reimbursement of reasonable business and travel expenses related to the provision of his consulting services to Block. Bennett shall be eligible to receive a one-time cash bonus (the “Bonus”) following the expiration of the Consulting Period.  The decision to pay the Bonus and the amount, if any, of the Bonus, shall be determined by the Compensation Committee of the Board of Directors of H&R Block, Inc. (the “Company”), based upon the recommendation of the President and Chief Executive Officer of the Company and subject to the approval of the Board of Directors of the Company. The payment date of the Bonus, if any, shall be August 31, 2012.

B. Bennett’s Agreements

1. Transition Period. Bennett agrees that during the Transition Period, he will continue in his employment with Block and assist Block in the effective transition of his job responsibilities, as determined by the President and Chief Executive Officer of the Company. Bennett agrees that during the Transition Period, he will continue in his full-time work at Block.

2. Consulting Period. Bennett agrees that during the Consulting Period, he will be reasonably available to provide consulting services at the request of the President and Chief Executive Officer in matters such as strategic planning and transactions, development and administration of incentive policies and other such other matters in which Block can benefit from his experience and expertise.

C. Employment Agreement

 1.           Acknowledgement. Bennett acknowledges and agrees that (i) the election of a new President and Chief Executive Officer of the Company on April [  ], 2011 does not constitute “Good Reason” under the terms of the Employment Agreement, and (ii) his termination of the Employment Agreement based upon Retirement (as defined in the Employment Agreement) is voluntary and does not entitle him to any severance compensation.

2. Confirmation. Except as expressly set forth in this Section C., the Employment Agreement shall remain in full force and effect and his hereby ratified and confirmed in all other respects.

3. Independent Contractor Status. During the Consulting Period: (i) Bennett is an independent contractor in relation to Block with respect to all matters arising under this Agreement and is not a Block employee; (ii) Bennett agrees to abide by the H&R Block, Inc. Code of Business Conduct & Ethics, Block’s sexual harassment policy, Block’s anti-discrimination policies, and Block’s information security policy; (iii) all written materials and documents originated and prepared for Block pursuant to this Agreement belong exclusively to Block and all such original materials and documents are considered confidential and proprietary to Block; (iv) nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the Parties or their employees; (v) each Party remains responsible, and will indemnify and hold harmless the other Party from the withholding and payment of all Federal, state and local personal income, wage, earnings, occupation, withholding social security, unemployment, sickness and disability insurance taxes, payroll levies or employee benefit requirements (under ERISA, state law or otherwise) now existing or hereafter enacted for its respective employees; and (v) Block shall not be responsible for payment of any employment benefits to Bennett that Block generally offers and provides to Block’s own employees.

D. Binding Effect. This Agreement will be binding upon Bennett and his heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of Block and its successors and assigns.

E. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Missouri.

F. Severability. Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

G. Complete Agreement. This Agreement contains the entire agreement between Bennett and Block and supersedes all prior agreements of understandings between them on the subject matters of this Agreement.  No change or waiver of any part of the Agreement will be valid unless in writing and signed by both Bennett and Block.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

H&R Block Management LLC

By:	Alan M. Bennett

Date:	Date: